EXHIBIT 99.1

ARETE WEALTH ADVISORS, LLC

INVESTMENT ADVISORY AGREEMENT

This investment advisory agreement (the “Agreement”) is made by and between the client that has electronically agreed to this Agreement (“Client” or “you”) and Arete Wealth Advisors, LLC, an Illinois limited liability company and registered investment adviser (“Adviser”, “we” or “us” and, together with Client, the “Parties”).

By clicking “I Agree” or any other similarly phrased button on the screen on which this Agreement is displayed, you acknowledge that you have read, understand and accept the terms and conditions described in this Agreement. This Agreement is legally binding on you and that your electronic signature is the legal equivalent of your manual signature. You agree that you will not contest the legally binding nature, validity or enforceability of this Agreement because you accepted its terms electronically.

YOU WILL HAVE NO RESPONSIBILITY FOR ANY COSTS, FEES OR EXPENSES OR OTHER FINANCIAL OBLIGATIONS AS A RESULT OF ACCEPTING THE TERMS OF THIS AGREEMENT.

YOU HAVE NO OBLIGATION TO SUBSCRIBE FOR OR PURCHASE ANY SECURITIES AS A RESULT OF ACCEPTING THE TERMS OF THIS AGREEMENT.

1.	Limited Scope and Duration of Advisory Relationship.

(a)	By scheduling a membership interview, you have indicated an interest in investing in certain securities products offered by Masterworks.io, LLC and its affiliates (collectively, “Masterworks”) and receiving advice regarding the benefits of allocating to art as an asset class, as well as asset allocation and recommendations designed to help you create a diversified portfolio of securities issued by affiliates of Masterworks (“Masterworks Securities”). You agree that the advisory services provided by Adviser through Adviser’s investment adviser representatives (each, a “Representative”) are limited solely to advice about investing in the Masterworks Securities that are available for purchase at the time of your consultation with a Representative. Adviser and its Representatives will not consider other alternative or traditional investments, even if such alternative or traditional investments may be more suitable or appropriate for you based on your client profile.

(b)	The advisory services provided by Adviser and its Representatives is “point in time” advice that will be fully performed during the course of a single telephone conversation that you may schedule with a Representative. The term of the advisory relationship will be limited to one telephone consultation between you and a Representative and the advisory relationship will automatically terminate at the conclusion of that conversation. You may contact a Representative at any time, but each such consultation will initiate a new investment advisory relationship governed by the terms of this Agreement. Nothing in this Agreement will be construed as creating an ongoing advisory relationship with you and neither Adviser nor its Representatives will have any obligation to monitor your investments on a periodic or ongoing basis. Adviser and its Representatives will have no authority to act for or to represent you or engage in transactions on your behalf. Further, Adviser will not hold funds or maintain an investment account on your behalf.

(c)	The advice provided by Adviser and its Representatives is non-discretionary. You are not obligated to purchase Masterworks Securities or allocate your assets based on the advice provided by the Representative. However, if you elect to invest in Masterworks Securities, you will purchase such Masterworks Securities directly from the applicable Masterworks issuer through the Masterworks website. You agree to look solely to Masterworks for any information, rights or obligations associated with investing in Masterworks Securities. You have no payment obligations with respect to the advisory services provided by the Adviser and its Representatives.

2.	Adviser Acknowledgement and Limitations. Adviser agrees to perform advisory services described under this Agreement as a fiduciary under the Investment Advisers Act of 1940 (“Advisers Act”) with the degree of diligence, care and skill that a prudent person rendering similar services would exercise under similar circumstances. You agree that Adviser will only serve as a fiduciary in connection with the advisory services described under this Agreement, which are limited in scope and duration.

3.	Risk Acknowledgement.

(a)	The recommendations and advice provided by Adviser and its Representatives are based upon the professional judgment of Adviser and its Representatives. You understand that interests in the Masterworks Securities are a long-term and highly illiquid investment. Interests in the Masterworks Securities are suitable only for persons who can afford to lose their entire investment and the investment could be illiquid for an indefinite period of time. No public market currently exists for interests in the Masterworks Securities. Prior to making an investment you should carefully consider and review the information in the relevant Masterworks Offering circular or Private Placement Memorandum under the heading “Risk Factors”.

(b)	Neither Adviser nor any of its Representatives can guarantee a specific level of performance or the success of any given investment decision or strategy that Adviser or its Representatives may recommend. The recommendations and advice provided by Adviser and its Representatives are limited to the universe of Masterworks Securities available for purchase at any given time.

4.	Conflicts of Interest.

(a)	You understand that Adviser and Representatives are subject to conflicts of interest in connection with the advice that they provide. Representatives are employees of Masterworks and are independent contractors and supervised persons of Adviser. All advisory fees for the services provided by Adviser and its Representatives related to investing in Masterworks Securities are paid by Masterworks, and the Representatives are exclusively dedicated to advising on Masterworks Securities. Representatives receive fixed compensation from Masterworks and Adviser, and may also receive discretionary non-transaction-based incentive compensation from Adviser.

(b)	In light of the exclusive nature of the arrangement between Adviser and Masterworks, coupled with the fact that all fees generated by Adviser to compensate its Representatives are paid by Masterworks, Adviser and its Representatives have conflicts of interest and lack the independence of other investment professionals who may provide more generalized investment advice. You understand that additional information about the compensation arrangements between Adviser, the Representatives, and Masterworks, is set forth in the section in the relevant Offering circular or Private Placement Memorandum, as applicable, entitled “Advisory Services”.

5.	Limitation of Liability.

(a)	Except as otherwise provided by law and so long as we act in good faith, in accordance with applicable law, and in a manner consistent with our fiduciary duty to you, the Adviser and its Representatives shall not be liable to you for: (i) any loss resulting from following your instructions or using inaccurate, outdated, or incomplete information you provide; (ii) any act or failure to act by Adviser or its Representatives; (iii) any act or failure to act by Masterworks or any of its agents or other third-parties; or (iv) any loss in the value of the Masterworks Securities.

(b)	Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing in this Agreement is intended to waive or limit our fiduciary duty or any rights you have under these laws.

6.	Reliance on Client Information. The services provided under this Agreement rely solely upon the information that you provide to us. The quality and applicability of our recommendations and advice to you could be materially impacted if you provide us inaccurate information. We will not independently verify the information you provide to us.

7.	Eligibility. No minimum investment is required in order to receive the advisory services, however, individual Masterworks Securities generally have specific eligibility requirements (including minimum investment amounts) that must be met before you can invest. Minimum investment amounts may be lowered or waived by Masterworks in its discretion, and may vary by investor. Eligibility requirements will be set forth in the relevant Masterworks Offering circular or Private Placement Memorandum, as applicable.

8.	Other Obligations. You agree that Adviser acts as investment adviser to other clients and may give advice and take action with respect to any of such other clients that may differ from the advice given, or the timing or nature of action taken, with respect to you.

9.	Other Agreements. You acknowledge that, as of the date hereof, you have received Adviser’s current Form ADV [Hyperlink], Form CRS [Hyperlink], and privacy disclosure [Hyperlink].

10.	No Fees Paid by You. Adviser does not charge you any advisory fees for the services provided under this Agreement. If you invest in Masterworks Securities, you will incur the fees and expenses that are disclosed in the relevant Offering circular or Private Placement Memorandum. Such fees and expenses are not charged by Adviser.

11.	Consent to Electronic Delivery.

(a)	By entering into this Agreement, you consent to electronic delivery of all current and future Form ADVs, brochure supplements, privacy notices, prospectuses and offering documents, tax forms and other legal and regulatory notices, disclosures and communications relating to the advisory services provided by Adviser under this Agreement (collectively, “Communications”). You authorize Adviser to post the Communications on a secure website and you understand that Adviser will, to the extent required by law, send you an e-mail notification directing you to the relevant website. You also authorize Adviser to deliver the Communications by other electronic means, including to your e-mail address of record. You agree that all Communications provided in any of the ways described above will constitute good and effective delivery of those Communications to you when posted or sent, regardless of whether you actually or timely access, view or otherwise retrieve the Communications.

(b)	Your consent is effective immediately and will remain in effect until revoked. You may revoke this electronic consent at any time by contacting Adviser at (312) 940-3684 or by e-mail at Operations@aretewealth.com. You agree that revocation of consent will not affect the legal effectiveness, validity or enforceability of any previous electronic delivery.

(c)	You will ensure that Adviser has a valid e-mail address for you during the term of this Agreement. You have access to a computer with adequate hardware and software capability to access any Communications sent electronically, including Internet access, a valid e-mail address and a printer or other device to download and save any information you wish to retain. You are aware that there may be other costs associated with that use (such as Internet access fees, phone charges, printing costs, etc.) for which you are responsible.

12.	Miscellaneous.

(a)	Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective heirs, successors, survivors, administrators and permitted assigns.

(b)	Assignability. No assignment (as that term is interpreted under the Advisers Act) of this Agreement may be made by either party without consent of the other party. For purposes of determining your consent in the event of an assignment, Adviser will send you written notice of the assignment. If you do not object in writing within a reasonable period of time after Adviser sends such notice, you will be deemed to have consented to the assignment. You agree that consent will not be required if the assignment arises from an internal reorganization or transaction that does not result in a change of actual control or management of Adviser. This Agreement and all subsequent amendments inure to the benefit of the successors and permitted assigns of the Parties hereto.

(c)	Entire Agreement; Amendment. This Agreement states the entire agreement and understanding of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written. Adviser may amend this Agreement by modifying or rescinding any of its existing provisions or by adding new provisions upon thirty (30) days’ prior written notice to you. Any such notice will be sent to you electronically. Your continued acceptance of services under this Agreement after the effective date of the amendment constitutes your agreement to any such amendment.

(d)	No Third-Party Beneficiaries. Except as expressly provided herein, nothing herein creates or establishes any third-party beneficiary hereto nor confers upon any person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

(e)	Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(f)	Notices. All notices and communications to be given or otherwise made to you shall be deemed to be sufficient if sent by electronic mail to such address as set forth for you at the records of Adviser and/or Masterworks. You shall send all notices or other communications required to be given hereunder to Adviser at the address set forth below. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery).

Arete Wealth Advisors, LLC

1115 W. Fulton Market, 3rd Floor Chicago, IL 60607

Telephone: (312) 940-3684

Facsimile: (312) 264-0087

Email: Operations@aretewealth.com

(g)	Applicable Law; Forum. This Agreement will be governed by, and interpreted according to, the laws of the State of Illinois without reference to conflict of law principles, unless preempted by federal law. The Parties agree that any arbitration must be conducted under the rules of the JAMS and each party irrevocably submits to the personal jurisdiction of JAMS. Any action, suit or proceeding arising out of, under or in connection with this Agreement seeking an injunction and not otherwise required to be submitted to arbitration pursuant to this Agreement shall be brought and determined by the appropriate federal or state court in Chicago, Illinois and no other forum. The Parties hereby irrevocably and unconditionally submit to the personal jurisdiction of such courts and agree to take any and all action necessary to submit to the jurisdiction of such courts in any such suit, action or proceeding arising out of, or relating to, this Agreement.
(h)	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.